                                   GUARANTEE
                    (NOT TO BE USED FOR SIGNATURE GUARANTEE)

The undersigned, a firm or other entity identified in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended, as an "eligible guarantor institution," including (as such terms are defined therein): (i) a bank; (ii) a broker, dealer, municipal securities broker or dealer or government securities broker or dealer; (iii) a credit union; (iv) a national securities exchange, registered securities association or clearing agency; or (v) a savings association that is a participant in a Securities Transfer Association recognized program, hereby guarantees to deliver to the Exchange Agent, at its address set forth above, either the Original Debentures tendered hereby in proper form for transfer, or confirmation of the book-entry transfer of such Original Debentures to the Exchange Agent's account at The Depository Trust Company, pursuant to the procedures for book-entry transfer set forth in the Prospectus, in either case together with one or more properly completed and duly executed Letter(s) of Transmittal (or facsimile thereof) and any other required documents within three business days after the date of execution of this Notice of Guaranteed Delivery.

The undersigned acknowledges that it must deliver the Letter(s) of Transmittal and the Original Debentures tendered hereby to the Exchange Agent within the time period set forth above and that failure to do so could result in a financial loss to the undersigned.

                             (PLEASE TYPE OR PRINT)
Name of Firm:
-----------------------------------------------
                                                   -----------------------------
                                                   AUTHORIZED SIGNATURE
Address:
-----------------------------------------------    Name:
                                                   -----------------------------

-----------------------------------------------    Title:
                                       Zip Code    -----------------------------
Area Code and
Telephone Number:                                  Dated:                 , 1996
-----------------------------------------------    -----------------------------


NOTE: DO NOT SEND CERTIFICATES FOR ORIGINAL DEBENTURES WITH THIS FORM.
      CERTIFICATES FOR ORIGINAL DEBENTURES SHOULD ONLY BE SENT WITH YOUR LETTER OF TRANSMITTAL.

                                                                    EXHIBIT 99.3

                                                                          , 1998

                            EXCHANGE AGENT AGREEMENT

The Chase Manhattan Bank
450 West 33rd Street, 15th Floor
New York, New York 10001

Ladies and Gentlemen:

     The Boeing Company, a Delaware corporation (the "Company"), proposes to make an offer (the "Exchange Offer") to exchange up to $300,000,000 aggregate principal amount of its 6 5/8% Debentures due February 15, 2038 (the "Exchange Debentures"), which have been registered under the Securities Act of 1933, as amended, for a like principal amount of its outstanding 6 5/8% Debentures due February 15, 2038 (the "Original Debentures"), of which $300,000,000 aggregate principal amount is outstanding. The terms and conditions of the Exchange Offer as currently contemplated are set forth in a Prospectus (the "Prospectus"),
distributed to record holders of the Original Debentures on           , 1998.
The Original Debentures and the Exchange Debentures are collectively referred to herein as the "Debentures." Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Prospectus.

     The Company hereby appoints The Chase Manhattan Bank to act as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. References hereinafter to "you" shall refer to The Chase Manhattan Bank.

     The Exchange Offer is expected to be commenced by the Company on or about
          , 1998. The Letter of Transmittal accompanying the Prospectus is to be used by the holders of the Original Debentures to accept the Exchange Offer and contains certain instructions with respect to (i) the delivery of certificates for Original Debentures tendered in connection therewith, (ii) the book entry transfer of Debentures to the Exchange Agent's account at The Depository Trust Company ("DTC"), and (iii) other matters relating to the Exchange Offer.

     The Exchange Offer shall expire at 5:00 p.m., New York City time, on
          , 1998 or on such later date or time to which the Company may extend the Exchange Offer (the "Expiration Date"). Subject to the terms and conditions set forth in the Prospectus, the Company expressly reserves the right to extend the Exchange Offer from time to time by giving oral (to be confirmed in writing) or written notice to you no later than 1:00 p.m., New York City time, on the business day following the previously scheduled Expiration Date.

     The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Original Debentures not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified in the Prospectus under the caption "The Exchange
Offer -- Conditions to the Exchange Offer." The Company will give oral (to be confirmed in writing) or written notice of any amendment, termination or nonacceptance of Original Debentures to you as promptly as practicable.

     In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:

          1. You will perform such duties and only such duties as are specifically set forth herein and such duties that are necessarily incidental thereto; provided, however, that in no way will your general duty to act in good faith be discharged by the foregoing.

          2. You will establish an account with respect to the Original Debentures at DTC (the "Book-Entry Transfer Facility") for purposes of the Exchange Offer within two business days after the date of the Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of the Original Debentures by causing the Book-Entry Transfer Facility to transfer such Original Debentures into your account in accordance with the Book-Entry Transfer Facility's procedure for such transfer.

          3. You are to examine each of the Letters of Transmittal, certificates for Original Debentures (or confirmations of book-entry transfers into your account at the Book-Entry Transfer Facility) and any Agent's Message or other documents delivered or mailed to you by or for holders of the Original Debentures to ascertain whether (i) the Letters of Transmittal and any such other documents are duly executed and properly completed in accordance with instructions set forth therein and (ii) the Original Debentures have otherwise been properly tendered. In each case where the Letter of Transmittal or any other document has been improperly completed or executed or any of the certificates for Original Debentures are not in proper form for transfer or some other irregularity in connection with the acceptance of the Exchange Offer exists, you will endeavor to inform the presenters of the need for fulfillment of all requirements and to take any other action as may be necessary or advisable to cause such irregularity to be corrected.

          4. With the approval of any person designated in writing by the Company (a "Designated Officer") (such approval, if given orally, to be confirmed in writing) or any other party designated by any such Designated Officer in writing, you are authorized to waive any irregularities in connection with any tender of Original Debentures pursuant to the Exchange Offer.

          5. Tenders of Original Debentures may be made only as set forth in the Letter of Transmittal and in the section of the Prospectus captioned "The Exchange Offer--Procedures for Tendering Original Debentures," and Original Debentures shall be considered properly tendered to you only when tendered in accordance with the procedures set forth therein.

          Notwithstanding the provisions of this paragraph 5, Original Debentures that the Designated Officer of the Company shall approve as having been properly tendered shall be considered to be properly tendered (such approval, if given orally, shall be confirmed in writing).

          6. You shall advise the Company with respect to any Original Debentures delivered subsequent to the Expiration Date and accept their instructions with respect to the disposition of such Original Debentures.

          7. You shall accept tenders:

             (a) in cases where the Original Debentures are registered in two or more names only if signed by all named holders;

             (b) in cases where the signing person (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity only when proper evidence of such person's authority to so act is submitted; and

             (c) from persons other than the registered holder of Original Debentures provided that customary transfer requirements, including payment of any applicable transfer taxes, are fulfilled.

          You shall accept partial tenders of Original Debentures where so indicated and as permitted in the Letter of Transmittal and deliver certificates for Original Debentures to the transfer agent for split-up and return any untendered Original Debentures to the holder (or to such other person as may be designated in the Letter of Transmittal) as promptly as practicable after expiration or termination of the Exchange Offer.

          8. Upon satisfaction or waiver of all the conditions to the Exchange Offer, the Company will notify you (such notice, if given orally, to be confirmed in writing) of the Company's acceptance, promptly after the Expiration Date, of all Original Debentures properly tendered and you, on behalf of the Company, will exchange such Original Debentures for Exchange Debentures and cause such Original Debentures to be canceled. Delivery of Exchange Debentures will be made on behalf of the Company by you at the rate of $1,000 principal amount of Exchange Debentures for each $1,000 principal amount of the Original Debentures tendered promptly after notice (such notices, if given orally, to be confirmed in writing) of acceptance of said Original Debentures by the Company; provided, however, that in all cases Original Debentures tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by you of certificates for such Original Debentures (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees (or an Agent's Message in lieu thereof) and any other required documents. You shall issue Exchange Debentures only in denominations of $1,000 or in any integral multiple in excess thereof. Original Debentures may be tendered in whole or in part in integral multiples of $1,000 in aggregate principal amount.

          9. Tenders pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and upon the conditions set forth in the Prospectus and the Letter of Transmittal, Original Debentures tendered pursuant to the Exchange Offer may be withdrawn at any time on or prior to the Expiration Date.

          10. The Company shall not be required to exchange any Original Debentures tendered if any of the conditions set forth in the Exchange Offer are not met. Notice of any decision by the Company not to exchange any Original Debentures tendered shall be given (such notice, if given orally, shall be confirmed in writing) by the Company to you.

          11. If, pursuant to the Exchange Offer, the Company does not accept for exchange all or part of the Original Debentures tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the caption "The Exchange Offer -- Conditions to the Exchange Offer" or otherwise, you shall as soon as practicable after the expiration or termination of the Exchange Offer return those certificates for unaccepted Original Debentures (or effect the appropriate book-entry transfer of the unaccepted Original Debentures), together with any related required documents and the Letter of Transmittal relating thereto that are in your possession, to the persons who deposited them.

          12. All certificates for reissued Original Debentures, unaccepted Original Debentures or Exchange Debentures shall be forwarded by (a) first-class mail, return receipt requested, under a blanket surety bond protecting you and the Company from loss or liability arising out of the nonreceipt or nondelivery of such certificates or (b) registered mail insured separately for the replacement value of each of such certificates.

          13. You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any person to solicit tenders.

        14. As Exchange Agent hereunder, you

             (a) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any of the certificates or the Original Debentures represented thereby deposited with you pursuant to the Exchange Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offer; provided, however, that in no way will your general duty to act in good faith be discharged by the foregoing;

             (b) shall not be obligated to take any legal action hereunder that might in your reasonable judgment involve any expense or liability, unless you shall have been furnished with reasonable indemnity satisfactory to you;

             (c) may conclusively rely on and shall be fully protected in acting in good faith in reliance upon any certificate, instrument, opinion, notice, letter, facsimile or other document or security delivered to you and reasonably believed by you to be genuine and to have been signed by the proper party or parties;

             (d) may conclusively act upon any tender, statement, request, agreement or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein that you shall in good faith reasonably believe to be genuine or to have been signed or represented by a proper person or persons;

             (e) may conclusively rely on and shall be fully protected in acting upon written or oral instructions from any Designated Officer of the Company with respect to the Exchange Offer;

             (f) shall not advise any person tendering Original Debentures pursuant to the Exchange Offer as to the wisdom of making such tender or as to the market value or decline or appreciation in market value of any Original Debentures; and

             (g) may consult with your counsel with respect to any questions relating to your duties and responsibilities, and the written opinion or advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by you hereunder in good faith and in accordance with such written opinion of such counsel.

          15. You shall take such action as may from time to time be requested by any Designated Officer of the Company (and such other action as you may reasonably deem appropriate) to furnish copies of the Prospectus, the Letter of Transmittal and the Notice of Guaranteed Delivery, or such other forms as may be approved from time to time by the Company, to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Exchange Offer, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offer. The Company shall furnish you with copies of such documents at your request.

          16. You shall advise by facsimile transmission or telephone, and promptly thereafter confirm in writing to Robert B. Stone, Assistant Treasurer, and such other person or persons as the Company may request, daily (and more frequently during the week immediately preceding the Expiration Date and if otherwise requested) up to and including the Expiration Date, as to the principal amount of the Original Debentures that have been tendered pursuant to the Exchange Offer and the items received by you pursuant to this Agreement, separately reporting and giving cumulative totals as to items properly received and items improperly received and items covered by Notices of Guaranteed Delivery. In addition, you will also inform, and cooperate in making available to, the Company or any such other person or persons as the Company requests from time to time prior to the Expiration Date of such other information as they or such person or persons reasonably request. Such cooperation shall include, without limitation, the granting by you to the Company and such person as the Company may request of access to those persons on your staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date the Company shall have received information in sufficient detail to enable it to decide whether to extend the Exchange Offer. You shall prepare a list of persons who failed to tender or whose tenders were not accepted and the aggregate principal amount of Original Debentures not tendered or Original Debentures not accepted, and deliver said list to the Company at least seven days prior to the Expiration Date. You shall also prepare a final list of all persons whose tenders were accepted, the aggregate principal amount of Original Debentures tendered and the aggregate principal amount of Original Debentures accepted, and deliver said list to the Company.

          17. Letters of Transmittal and Notices of Guaranteed Delivery shall be stamped by you as to the date and the time of receipt thereof and shall be preserved by you for a period of time at least equal to the period of time you preserve other records pertaining to the transfer of securities. You shall dispose of unused Letters of Transmittal and other surplus materials by returning them to the Company at the address set forth below for notices.

          18. For services rendered as Exchange Agent hereunder, you shall be entitled to compensation and reimbursement of reasonable out-of-pocket expenses (including fees and expenses of your counsel, which fees are expected under normal circumstances not to exceed $5,000) incurred in connection with the Exchange Offer.

          19. You hereby acknowledge receipt of the Prospectus and the Letter of Transmittal and further acknowledge that you have examined each of them to the extent necessary to perform your duties hereunder. Any inconsistency between this Agreement, on the one hand, and the Prospectus and the Letter of Transmittal (as they may be amended from time to time), on the other hand, shall be resolved in favor of the latter two documents, except with respect to the duties, liabilities and indemnification of you as Exchange Agent, which shall be controlled by this Agreement.

          20. The Company agrees to indemnify and hold you harmless in your capacity as Exchange Agent hereunder against any liability, cost or expense, including reasonable attorneys' fees, arising out of or in connection with any act, omission, delay or refusal made by you in reasonable reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document reasonably believed by you to be valid, genuine and sufficient and in accepting any tender or effecting any transfer of Original Debentures reasonably believed by you in good faith to be authorized, and in delaying or refusing in good faith to accept any tenders or effect any transfer of Original Debentures; provided, however, that the Company shall not be liable for indemnification or otherwise for any loss, liability, cost or expense to the extent arising out of your negligence, willful breach of this Agreement, willful misconduct or bad faith. In no case shall the Company be liable under this indemnity with respect to any claim against you unless the Company shall be notified by you, by letter or cable or by facsimile confirmed by letter, of the written assertion of a claim against you or of any other action commenced against you, promptly after you shall have received any such written assertion or commencement of action. The Company shall be entitled to participate at its own expense in the defense of any such claim or other action, and, if the Company so elects, shall assume the defense of any suit brought to enforce any such claim. In the event that the Company shall assume the defense of any such suit, it shall not be liable for the fees and expenses of any additional counsel thereafter retained by you so long as the Company shall retain counsel reasonably satisfactory to you to defend such suit. You shall not compromise or settle any such action or claim without the consent of the Company.

          21. This Agreement and your appointment as Exchange Agent hereunder shall be construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, and without regard to conflicts of law principles, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto.

          22. All communications, including notices, required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered personally with receipt acknowledged, (ii) sent by registered or certified mail, return receipt requested, (iii) transmitted by facsimile (which shall be confirmed by telephone and by a writing sent by registered or certified mail on the business day that such facsimile is sent), or (iv) sent by recognized overnight courier for next business day delivery, addressed to the parties at the addresses or facsimile numbers as any party shall hereafter specify by communication to the other parties in the manner provided herein:

Company:                                  The Boeing Company
                                            7755 East Marginal Way South
                                            Seattle, Washington 98108
                                            Fax No.: (213) 683-0457
                                            Attention: Rob Stone, Assistant
                                            Treasurer
with a copy to:                           Perkins Coie LLP
                                            1201 Third Avenue, 40th Floor
                                            Seattle, Washington 98101-3099
                                            Fax No.: (206) 583-8500
                                            Attention: Andrew Bor
Exchange Agent:                           The Chase Manhattan Bank
                                            450 W. 33rd Street
                                            15th Floor
                                            New York, New York 10001-2697
                                            Fax No.: (212) 946-8158
                                            Attention: James Freeman
with a copy to:                           Dewey Ballantine
                                            1301 Avenue of the Americas
                                            New York, New York 10019-6092
                                            Fax No.: (212) 259-6333
                                            Attention: Charles Hager

          23. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

          24. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.

                                      THE BOEING COMPANY

                                      By:
                                          --------------------------------------
                                          Name:
                                          Title:

Accepted as of the date
first above written:

THE CHASE MANHATTAN BANK,
as Exchange Agent

By:
    ------------------------------------------------
    Name:
    Title: